FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                  Date of Earliest Event Reported: May 31, 2001

                            HYPERDYNAMICS CORPORATION
              (Exact name of registrant as specified in its charter)

            Delaware                     000-25496               87-0400335
  (State or other jurisdiction     (Commission File Number)    (IRS Employer
of incorporation or organization)                            Identification No.)

                           9700 Bissonnet, Suite 1700
                              Houston, Texas 77036
          (Address of principal executive offices, including zip code)

                                 (713) 353-9400
              (Registrant's telephone number, including area code)


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ITEM  1.  CHANGES  IN  CONTROL  OF  REGISTRANT.

     As a result of the acquisition disclosed in Item 2. Below, there has been a change in control of the registrant.

     DJX Ltd., a Belize company has now obtained a controlling interest in our Company through the receipt of 2,725 shares of series B preferred stock. Each share of series B preferred stock has the equivalent voting rights of 7,408 shares of common stock and the rights to receive notice and vote on any matters that common stock shareholders can vote on. Thus, DJX, Ltd. has 20,186,800 votes with the total common stock outstanding at this time of 13,966,982 shares. This is 59.1% of the outstanding voting rights. Before the change of control, no one entity or control group maintained over 50% of our voting rights.

     DJX Ltd. is a foreign corporation with the shareholders being the grand children of Ernest M.Watts, the father of Kent P. Watts, the Chairman, CEO, and President for our Company. Two of the grand children are the minor children of Kent P. Watts. Their voting rights in DJX Ltd. stock, are exercised by Ernest M. Watts.

     This change in control is a direct result of the acquisition disclosed in detail in Item 2 below whereby SCS Corporation, a Delaware corporation - (formerly ASACK Corp.) was acquired on May 31, 2001 via a Stock Exchange Agreement whereby we received 100% of the stock of SCS Corporation which was owned by DJX Ltd.


ITEM  2.  ACQUISITION  OR  DISPOSITION  OF  ASSETS.


     On May 31, 2001 a Stock Exchange Agreement (the "Exchange Agreement") was executed by and among our Company, DJX Ltd., a Belize corporation ("DJX Ltd") being the sole stockholder of all capital stock of SCS Corporation (formerly ASACK Corp.), a Delaware corporation ("SCS") and J. Hamilton, being a control person of DJX and SCS.

     Under the terms of the Exchange Agreement 100% of the stock of SCS was obtained by us for a sales price $2,725,000. SCS is a company that is owned and controlled, by DJX Ltd., as described in Item 1 above.

     Prior to this acquisition by us, SCS acquired all the assets of Seacon Computer Systems, Inc. ("Seacon") on May 1, 2001. Seacon was evaluated by our management for acquisition approximately one year ago. It was determined that Seacon had far too much debt to successfully structure an acquisition. Seacon management at the time was not able to restructure its debt to equity, so we terminated our discussions. Subsequently, over the last six months, Michael E. Watts, brother of Kent P. Watts, worked with Mr. Neil Moore, President of Seacon to evaluate ways to independently help Seacon. Although this undertaking was not performed as part of his consulting engagement with us, Michael Watts was considering, as one option, to structure a transaction whereby we could acquire Seacon. On March 15, 2001, ASACK Corp., a Delaware corporation (now SCS


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Corporation),  was  formed  and  Mr. Mike Watts became its sole director and Mr.
Kent Watts was elected as its president. At the time of the formation of SCS, Mr. Mike Watts considered utilizing SCS to purchase the assets of Seacon and then assist in capitalizing Seacon and operating it independently on a private basis. Another possibility that Michael Watts considered was to structure an asset purchase whereby we would acquire the assets of Seacon directly contemplating the formation of our Seacon division. The structure included the necessity to raise a considerable amount of working capital for us and the new division. Kent Watts advised Michael Watts at that time that we could not effect the transaction unless additional capital was raised. Our stock price at that time was approximately 80 cents to $1.00 per share. However, as a result of the decline in our stock price, Michael Watts advised us that he could no longer obtain the support to raise the necessary working capital, due to market conditions, to effect a business transaction under this direct acquisition structure.

     SCS made the decision in April 2001 to offer to Seacon to acquire its assets. Seacon agreed and the assets were acquired by SCS for 100,000 shares of Hyperdynamics common stock and a $700,000 promissory note, payable out of and contingent upon the production of SCS operations. Among the assets acquired, SCS obtained the exclusive right to sell and use the ONYX II Tape conversion software suite. This Microsoft Windows based software suite provides the rare capability of converting old seismic data on old and decaying tapes over to disk and DVD media. The company sells its tape conversion systems worldwide and is providing service contracts to convert this invaluable data for its customers. Immediately after the acquisition of Seacon's assets by SCS, Kent P. Watts was replaced as President for SCS.

     The acquisition by SCS of Seacon's assets was structured by Michael Watts to give him the capability, as the sole director to offer SCS to Hyperdynamics Corporation under terms whereby he could raise additional working capital for the consolidated entity. Accordingly, Mr. Michael Watts then offered to sell SCS to us. The offer was for $2,725,000 payable with restricted common stock at a 50% discount to market and based on the closing bid on May 1, 2001. The closing bid for May 1, 2001 was $.27 per share, so the discounted price for restricted common stock was offered at $.135 per share. To use common stock for the acquisition would therefore have taken 20,185,185 ($2,725,000 divided by $.135) shares. An option was given to us in SCS's offer for us to authorize and issue a new series B preferred stock as payment instead. The proposal by SCS was that the preferred stock would be convertible at the lessor of $.135 per share or 50% of the closing bid price of the market. The preferred stock proposed would be 2,725 shares with a $1,000 stated (face) value and carrying a 4% dividend. Each share of series B preferred stock would carry voting rights equivalent to 7,408 shares of common stock.

     Our Board of Directors held two meetings to evaluate the proposed offer from SCS. In these meetings, Mr. Kent Watts fully disclosed his conflict of interest as a result of his or his affiliates' ownership and control interest in SCS. After receiving a detailed presentation regarding the merits of the proposed acquisition of SCS and after becoming aware that we had a letter commitment from an independent investment firm to raise $750,000 of working capital contingent upon the completion of the acquisition, the Board of Directors voted to approve the acquisition of SCS for $2,725,000.


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     The  Exchange  Agreement  was  completed  on  May  31,  2001.  The Exchange
Agreement allowed 15 days for delivery of either restricted common stock or preferred stock. Our board approved a resolution to designate its series B preferred stock on June 6, 2001. We filed a certificate of designation for the series B preferred stock with the secretary of state of Delaware and 2,725 shares of series B preferred stock were issued to DJX Ltd. on June 11, 2001.


ITEM  7.  FINANCIAL  STATEMENTS  AND  EXHIBITS.

 (c) Exhibits. The exhibits shall be furnished in accordance with the provisions of Item 601 of Regulation S-K.
     ---------

     4.3 Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and Other Special Rights and The Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series B Preferred Stock.

     10.1  Stock Exchange Agreement


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        HYPERDYNAMICS  CORPORATION


                                                ________________________________
Date:  June  15,  2001                   By:    /s/  Kent  Watts
                                                Kent Watts, President and CEO


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